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                                                                 Exhibit 10.25

                            FSC SEMICONDUCTOR CORPORATION

                   1997 EXECUTIVE OFFICER INCENTIVE PLAN AGREEMENT


                                      ARTICLE I

                                     Definitions

    Whenever used in the Agreement, unless otherwise indicated, the following terms shall have the respective meanings set forth below:

Agreement:              This Executive Officer Incentive Plan Agreement.

Award:                  The amount to be paid to a Participant.

Award Date:             The date set by the Committee for payment of Awards,
                        usually approximately forty days after the Company makes public its consolidated financial statements for the fiscal year.

Base Salary:            Except where the context otherwise suggests, the
                        annualized base remuneration received by a Participant from the Company at the end of the fiscal year.
                        Extraordinary items, including but not limited to prior awards, relocation expenses, international assignment allowances and tax adjustments, sales incentives, amounts recognized as income from stock or stock options, disability benefits (whether paid by the Company or a third party) and all other remuneration are excluded from the computation of Base Salary.

Company: FSC Semiconductor Corporation ("FSC"), a Delaware corporation, and any other corporation in which FSC controls directly or indirectly fifty percent (50%) or more of the combined voting power of voting securities, and which has adopted this Agreement.

Committee:              A committee comprised of two or more directors of the
                        Company who are outside directors of the Company within the meaning of Internal Revenue Code Section 162(m).

Disability:             Inability to perform any services for the Company and
                        eligible to receive disability benefits under the standards used by the Company's disability benefit plan or any successor plan thereto.

Executive Officer:      An officer of the Company who is (or would be, if FSC
                        had a publicly traded class of equity securities) subject to the reporting and liability provisions of
                        Section 16 of the Securities and Exchange Act of 1934.


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Incentive Levels:       The grouping of those Executive Officers designated as
                        Participants as set forth in Article 4.

Participant:            An Executive Officer designated as a Participant in
                        accordance with the provisions of Article 3.

Performance Goal:       Objective factors considered and scored to determine
                        the amount of a Participant's Award, which shall be based on criteria established by the Committee.
                       Performance Goals will have four levels of performance as follows:

                        (i) Threshold -- The minimum acceptable level of performance.

                        (ii) Target -- Good performance, as established by the Committee, reflecting a degree of difficulty which has a reasonable probability of achievement.

                        (iii) Stretch -- Better than Target performance and reflecting a degree of difficulty with only a moderate probability of achievement.

                        (iv) Best Expected -- Exceptional performance far exceeding the Target level because of the great degree of difficulty and the limited probability of achievement.

Retirement:             Permanent termination of employment with the Company,
                        and (a) the Participant's age is either sixty-five (65) or age is at least fifty-five (55) and age plus years of service in the employ of the Company is sixty-five
                       (65) or more, and (b) the retiring Participant certifies to the Chief Financial Officer of the Company that he or she does not intend to engage in a full-time vocation.

Target Award:           The Award, expressed as a percentage of Base Salary,
                        that may be earned by a Participant for achievement of the Target level of performance.

                                      ARTICLE 2

                                    Effective Date

    The Agreement will become effective as of March 11, 1997, to be effective for the Company's fiscal year 1998 ("Fiscal Year 1998"), as well as the portion of the Company's fiscal year 1997 between the effective date and the start of Fiscal Year 1998 (the "Initial Period"), and shall be automatically renewed for each fiscal year thereafter unless modified by the Committee, subject, however, to the provisions of any employment or other written agreements between the

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Company and any Participant.  For purposes of this Agreement, the Initial
Period will be treated as one fiscal year of the Company.

                                      ARTICLE 3

                          Eligibility for Plan Participation

    A. Set forth in Schedule 1 hereto are the names of those Executive Officers who shall be Participants and their respective Incentive Levels.

    B. Continued participation will be determined by the Committee annually at the beginning of each fiscal year subsequent to the Company's 1998 fiscal year.

    C. Newly hired Executive Officers and persons who are promoted to Executive Officers may be added as Participants to the Agreement by the Committee during the fiscal year. Such Participants will receive a prorated Award based on time of participation in the Agreement.

                                      ARTICLE 4

                                   Incentive Levels

    In the event that a Participant changes positions during the Initial Period or a subsequent fiscal year and the change results in a change in Incentive Level, whether due to promotion or demotion, the Participant's Incentive Level will be prorated to reflect the time spent in each position.

                                      ARTICLE 5

                                Plan Performance Goals

     A. Performance Goals and levels of performance for Fiscal Year 1998 (and the Initial Period) are set forth in Schedule 2. Performance Goals and associated weights will be established by the Committee for all subsequent periods. Each Performance Goal will have a defined Threshold, Target, Stretch and Best Expected level of performance. Performance Goals and their associated weights may change for subsequent fiscal years to reflect the Company's operational and strategic goals.

    B. Actual Award amounts may range between 0% and 200% of the Target Award. A scale showing the amount of the Participant's Award relative to the Target Award at the various performance levels have been and will, for future fiscal years, be developed by the Committee, subject to the provisions of any written employment agreements between the Company and Participants. Performance levels and associated Awards (as a percentage of the Target Award) have been and will be, for future fiscal years, set from Threshold to Best Expected for the Performance Goals, with Awards ranging from 50% at the Threshold level to 200% of the Target Award at the Best Expected level. A Threshold performance level must be achieved in order for any Award to be paid. Each Performance Goal will be scored at end of the fiscal year at a rating


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from 0% to 200%.  The sum of the scoring on the Performance Goals will determine the total performance level for the year.

                                      ARTICLE 6

                          Calculation and Payment of Awards

    A. A Participant's Award will be calculated as a percentage of Base Salary as follows:

    1) The Participant's Incentive Level for the Initial Period and Fiscal Year 1998 is set forth in Schedule 1 hereof and, for future periods, shall be determined by the Committee prior to the beginning of the fiscal year.

    2) The performance of each Participant is scored at the end of the fiscal year.

    3) No one individual Award may exceed 200% of the Participant's Target Award amount.

    B. The Committee will score the performance of the Participants. Awards will be paid only after the Committee certifies in writing that the ratings on the Performance Goals have been attained.

    C.   Awards will be paid in cash on or about the Award Date.

    D. Awards will reflect the Participant's Base Salary in effect at the end of the fiscal year. Participants who take an unpaid leave of absence during the fiscal year for good cause shown to the satisfaction of the Committee will have their Awards prorated to reflect actual pay earned during the fiscal year.

    E. All or any portion of the Award may be deferred if the Participant makes a voluntary irrevocable election to defer payment to a future date pursuant to the deferral terms contained in Article 8.

                                      ARTICLE 7

                              Termination of Employment

    A. Except as otherwise provided in this Article 7, if a Participant's employment is terminated during the fiscal year, the Participant will receive an Award reflecting the Participant's performance and actual period of full-time employment during the fiscal year.

    B. Unless local law or regulation provides otherwise, payments of Awards made upon termination of employment by death shall be made on the Award Date to: (a) beneficiaries designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction.

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    C.   The Committee reserves the right to reduce an Award to reflect a
Participant's absence from work during a fiscal year. A Participant absent on the Award Date will not receive an Award until he or she returns from the absence and satisfies the Committee the absence was for good cause shown.

    D. The right of a Participant to receive an Award shall be forfeited if the Participant's employment is terminated for cause. For purposes hereof, the term "cause" shall mean that the Board of Directors of FSC (in the case of the President or the Chief Financial Officer) or the President (in all other cases) has determined, in its or his reasonable judgment, that any one or more of the following has occurred:

         (i) The Participant shall have committed an act or acts of dishonesty or criminality that has had or could have an adverse effect on the Company;

         (ii) The Participant shall have committed any act of fraud, embezzlement or misappropriation of funds;

         (iii) The Participant shall have breached, in any material respect, any of the provisions of any employment or other agreement between the Participant and the Company;

         (iv) A failure by the Participant to take or refrain from taking any material action, which action Participant is then capable of taking or refraining from taking, as specified in written directions of the Board of Directors of FSC or the President within a reasonable time following receipt by the Participant of such written direction; or

         (v) A failure by the Participant to perform his or her duties as an employee of the Company as determined by the Board of Directors of FSC, with the approval of the President.

A Participant's Award will be forfeited for any of the above reasons regardless of whether such act is discovered prior to or subsequent to the Participant's termination of employment or payment of an Award. If an Award has been paid, such payment shall be repaid to the Company by the Participant.

                                      ARTICLE 8

                                  Deferral of Awards

     A. If permitted by local law and regulations, a Participant is entitled to make an irrevocable election (in the form of the Notice of Election attached) to defer receipt of all or any portion of any Award. For any fiscal year, the Notice of Election must be completed prior to thirty
(30) days before the end of the preceding fiscal year. Notices of Election are not self-renewing and must be completed for each fiscal year if deferral is desired for the applicable fiscal year.

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    B.   For each Participant who elects deferral, the Company will establish and maintain book entry accounts which will reflect the deferred Award and any interest credited to the account.

    C. For deferred Awards, Participant deferred accounts will be credited each Award Date with interest set at the rate for long-term A-rated corporate bonds, as reported by the investment banking firm of Salomon Brothers Inc. of New York City (or such other investment banking firm as the Committee may specify) during the first week of each calendar year. The interest rate will be reset at the beginning of each calendar year. Interest will begin to accrue on the Award Date and will be credited each Award Date until the date payment is actually made. If a Participant's Award is distributed at any time other than on an Award Date, the Participant's account will be credited with interest until the date of distribution.

    D. Participants will not receive deferred Awards until the earlier of termination of employment for any reason (including Retirement, Disability, or death) or a date pre-selected by the Participant. The account balance will be paid in a lump sum in the month following the earlier of termination of employment for any reason or the pre-selected date unless installment payments are permitted and have been elected as follows: Upon termination of employment by reason of Retirement or Disability, a Participant who has previously elected to defer an Award may irrevocably elect to have the balance of the deferred Award plus accrued interest paid to the Participant in periodic, annual installments over a period of ten (10) years. Payments shall commence or be made annually on a day that is within thirty (30) days of the anniversary date following the Participant's Retirement or Disability.

    E. Subject to Section 7.D., if the Participant's employment is terminated for any reason other than death, Disability or Retirement, the Participant will be paid the entire account balance in a lump sum in the month after termination, less any sums due the Company. If a Participant has requested installment payments and dies either before or after distribution has begun, the unpaid balance will be paid in a lump sum in the month following the Participant's death, less any sums due the Company.

    F. Payment of part or all of the deferred Award may be accelerated in the case of severe hardship for good cause shown to the satisfaction of the Committee, which shall mean an emergency or unexpected situation including, but not limited to, illness or accident involving the Participant or any of the Participant's dependents. All payments in case of hardship must be specifically approved by the Committee.

    G. No Participant may assign, pledge or borrow against his or her account except as provided in this Agreement.

    H. If permitted by local law and regulations, the Participant may designate a beneficiary to receive deferred Awards in the event of the Participant's death. The Participant's beneficiary may be changed without the consent of any prior beneficiary except as follows: In those jurisdictions where spouses are granted rights by law in a Participant's earnings, if the Participant is married at the time of designation, the Participant's spouse must consent to the beneficiary designation and any change in beneficiary. If no beneficiary is chosen or the

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beneficiary does not survive the Participant, the Award account balance will be paid in accordance with the terms of this Agreement or as otherwise required by local law or regulation.

                                      ARTICLE 9

                           Interpretations and Rule-Making

     The Committee shall have the sole right and power to: (i) interpret the provisions of the Agreement, and resolve questions thereunder, which interpretations and resolutions shall be final and conclusive; (ii) adopt such rules and regulations with regard to the administration of the Plan as are consistent with the terms of the Plan and the Agreement; and (iii) generally take all action to equitably administer the operation of the Plan and this Agreement.

                                      ARTICLE 10

                                    Miscellaneous

    A. Except as provided in Section 8.H, no right or interest in the Plan is transferable or assignable except by will or the laws of descent and distribution.

    B. Participation in this Plan does not guarantee any right to continued employment and the Committee and management reserve the right to dismiss Participants for any reason whatsoever, subject to the terms of any written employment agreement between the Company and a Participant. Participation in one fiscal year does not guarantee a Participant the right to participation in any subsequent fiscal year.

    C. The Company reserves the right to deduct from all Awards under this Plan any sums due the Company as well as any taxes or other amounts required by law to be withheld with respect to Award payments.

    D. This Plan constitutes an unfunded plan of deferred compensation. As such, any amounts payable hereunder will be paid out of the general corporate assets of the Company and shall not be transferred into a trust or otherwise set aside. All accounts under the Plan will be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company. The Participant will be considered a general creditor of the Company and the obligation of the Company is purely contractual and shall not be funded or secured in any way.

    E. Maintenance of financial information relevant to measuring performance during the fiscal year will be the responsibility of the Chief Financial Officer of the Company.

    F. The provisions of the Plan shall not limit, or restrict, the right or power of the Committee or the President, as applicable, to continue to adopt such other plans or programs, or to make salary, bonus, incentive, or other payments, with respect to compensation of Executive Officers, as in its sole judgment it may deem proper.

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    G.   Except to the extent superseded by federal law, this Agreement shall be construed in accordance with the laws of the State of Maine.

    H. No member of the Company's board of directors or any officer, employee, or agent of the Company shall have any liability to any person, firm or corporation based on or arising out of this Agreement or the Plan.

    I. Any dispute relating to or arising from this Agreement shall be determined by binding arbitration by a three member panel chosen under the auspices of the American Arbitration Association and acting pursuant to its Commercial Rules, sitting in Portland, Maine. The panel may assess all fees, costs and other expenses, including reasonable counsel fees, as the panel sees fit. Notwithstanding the parties' election to use arbitration to resolve disputes under this Agreement, nothing contained in that election shall preclude either party, if the circumstances warrant, from seeking extraordinary relief, such as injunction and attachment, from any court of competent jurisdiction in Maine.


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

                                      SCHEDULE 1
                           to FSC Semiconductor Corporation
                   1997 Executive Officer Incentive Plan Agreement



    Name of                                            Incentive Level/
Executive Officer             Title                     Target Award*
-------------------      ---------------------------   ------------------

Kirk P. Pond             President and CEO                    70%

Joseph R. Martin         Executive Vice President             40%
                          and Chief Financial Officer


W. Wayne Carlson         Executive Vice President             40%

Jerry Baker              Executive Vice President             40%

Darrell Mayeux           Senior Vice President                40%

Daniel E. Boxer          Senior Vice President,               40%
                          Chief Administrative Officer,
                          General Counsel and Secretary


________________

                          *  As a percentage of Base Salary.

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                                   Schedule 2

I. For the period from the Closing to and including the Sunday nearest preceding or on May 31, 1997 (the "First Period"), the Participant's annual incentive award shall be calculated as follows:

    (A)  the Participant's base salary paid during the First Period, multiplied by
    (B)  the Participant's Incentive Level, multiplied by
    (C)  (i)   0.5, if Fairchild's EBITDA (as defined in the Securities Purchase and Holders Agreement to be entered into by National, Sterling
               Holding Company, LLC and the Management Investors) for the First
               Period equals $33.9 million multiplied by a fraction (the "First
               Period Fraction"), the numerator of which equals the number of days in the First Period and the denominator of which equals the number of days in the fiscal quarter of the Company and its predecessor which includes the First Period (the "Threshold
               Amount"),
         (ii)  1.0, if Fairchild's EBITDA for the First Period equals $35.4 million multiplied by the First Period Fraction (the "Target
               Amount"),
         (iii) 1.5, if Fairchild's EBITDA for the First Period equals $37.9 million multiplied by the First Period Fraction (the "Stretch
               Amount"),
         (iv)  2.0, if Fairchild's EBITDA for the First Period equals or exceeds
               $40.3 million multiplied by the First Period Fraction (the "Best
               Expected Amount"), or
         (v)   if the Company's EBITDA for the First Period exceeds the
               Threshold Amount but is less than the Target Amount, or exceeds the Target Amount but is less than the Stretch Amount, or exceeds the Stretch Amount but is less than the Best Expected Amount, such number between .5 and 1.0 or between 1.0 and 1.5 or between
               1.5 and 2.0, respectively, as reflects, on a proportionate basis, the relationship between actual EBITDA for such period and such benchmarks,

         If Fairchild's EBITDA for the First Period is less than the Threshold Amount, no awards shall be paid with respect to the First Period.

II. For the period from the Sunday nearest preceding or on May 31, 1997 to the Sunday nearest preceding or on May 31, 1998 (the "1998 Fiscal Year"), the Participant's annual incentive award shall be calculated as follows:

    (A) the Participant's base salary paid during the 1998 Fiscal Year, multiplied by
    (B)  the Participant's Incentive Level, multiplied by
    (C)  (i)   0.5, if Fairchild's EBITDA (as defined in the Securities Purchase and Holders Agreement to be entered into by National, Sterling
               Holding Company, LLC and the Management Investors) for the 1998
               Fiscal Year equals $164.0 million (the "Threshold Amount"),
         (ii)  1.0, if Fairchild's EBITDA for the 1998 Fiscal Year equals $174.2 million (the "Target Amount"),

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         (iii) 1.5, if Fairchild's EBITDA for the 1998 Fiscal Year equals
               $183.7 million (the "Stretch Amount"),
         (iv) 2.0, if Fairchild's EBITDA equals or exceeds $193.1 million (the "Best Expected Amount"), or
         (v) if the Company's EBITDA for the 1998 Fiscal Year exceeds the Threshold Amount but is less than the Target Amount, or exceeds the Target Amount but is less than the Stretch Amount, or exceeds the Stretch Amount but is less than the Best Expected Amount, such number between .5 and 1.0 or between 1.0 and 1.5 or between
               1.5 and 2.0, respectively, as reflects, on a proportionate basis, the relationship between actual EBITDA for such period and such benchmarks.

         If Fairchild's EBITDA for the 1998 Fiscal Year is less than the Threshold Amount, no awards shall be paid hereunder with respect to the 1998 Fiscal Year.

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